CONSENT  OF  ATTORNEYS

Reference is made to the Registration Statement of forestindustry.com, Inc. (the "Company"), whereby certain Selling Shareholders propose to sell up to 2,361,721 shares of the Company's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.



Very truly yours,

HART & TRINEN
William T. Hart

Denver, Colorado
May 18, 2000